EXHIBIT 10.50
Amendment
20070105.006.A.001
Between
StarTek, Inc.
And
AT&T Services, Inc.

AMENDMENT NO. 1
AGREEMENT NO. 20070105.006.C
This Amendment, effective on the date when signed by the last Party (“Effective Date”), and amending Agreement No. 20070105.006.C is by and between StarTek, Inc., a Delaware corporation (“Supplier”) and AT&T Services, Inc., a Delaware corporation (“AT&T”), each of which may be referred to in the singular as “Party” or in the plural as “Parties.”
WITNESSETH
WHEREAS, Supplier and AT&T entered into Agreement No. 20070105.006.C, on January 26, 2007 (the “Agreement”); and
WHEREAS, Supplier and AT&T desire to amend the Agreement as hereinafter set forth.
Now, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Parties hereto agree as follows:
1.	Section 3.31 “Records and Audit” is hereby deleted in its entirety and replaced with the “Examination of Supplier Records” provision shown below.
“3.31 Examination of Supplier Records
a. Right to Audit – AT&T shall have the right from time to time to audit Supplier’s facilities, computer systems, network, processes used to support this Agreement, information handling procedures as they relate to AT&T information, books and records for any purpose relating to this agreement, including, but not limited to evaluating Supplier’s compliance with and performance under this Agreement, the adequacy of Supplier’s performance of its obligations hereunder, and the accuracy of all expenses and other amounts submitted to AT&T for payment. With Supplier’s prior written consent, which consent shall not be unreasonably withheld, AT&T may bring in third parties to assist with any such audit who are first contractually bound to maintain the confidentiality of everything made available to them during the course of such audit on such terms as are reasonably acceptable to Supplier.
b. Access to Information — Supplier shall cooperate reasonably in any AT&T audit and to provide AT&T’s representatives access to personnel, network and other facilities, books and records, and any location where Supplier maintains books and records relating to this Agreement. AT&T’s representatives may photocopy any books and records that pertain to this Agreement, but only if such representatives obtain Supplier’s prior written consent with respect to each book and record such representative proposes to photocopy, which consent shall not be unreasonably withheld. All such photocopies shall remain the property of Supplier and be deemed to be “Confidential Information” of Supplier pursuant to Section 3.16 of this Agreement.
Proprietary Information
The information contained in this Agreement is not for use or disclosure outside AT&T, Supplier, their Affiliates and their third party representatives, except under written agreement by the contracting Parties.

c. Cost of Audit – With respect to any audit performed pursuant to Subparagraph a., Supplier shall bear the expense of its employees and resources involved in such audit. AT&T shall be responsible for all other expenses (e.g., AT&T’s employees and resources and third-party costs) with respect to any audit performed pursuant to Subparagraph a. of this Section except in the event that: (i) the audit reveals Supplier’s material noncompliance with or other material breach of this Agreement; or (ii) a random sampling of invoices reveals a net overpayment by AT&T in excess of [*] of the total amount billed in such sampling of invoices. In the event the audit reveals either of the occurrences described in clause (i) or clause (ii) of the immediately preceding sentence, Supplier will promptly pay AT&T for all of AT&T’s reasonable out-of-pocket costs of such audit. In the event the audit reveals the occurrence described in clause (ii) of this Subsection, Supplier shall also pay AT&T interest equal to [*] per annum of the net overpayment by AT&T.
d. Accounting and Certification — Supplier shall maintain complete and accurate books and records relating to this Agreement, including all expenses and other amounts submitted to AT&T for payment. Supplier shall keep its books and records in accordance with generally accepted accounting principles.  Upon request, Supplier shall certify as to the completeness and accuracy of its books and records.
e. Record Retention — Supplier shall retain all books and records relating to all expenses and other amounts submitted to AT&T for payment for at least three (3) years from the date such expenses or other amounts are submitted to AT&T for payment.
f. Audit Findings — Promptly after it receives an audit that identifies an out-of-compliance or other issue, Supplier shall deliver to AT&T a report that details how it plans to remedy each such issue. Supplier shall complete its remedial actions to AT&T’s reasonable satisfaction no later than [*] after Supplier receives the audit.”
2.	Delete Subparagraphs a, b, and f of Section 3.16 Information and replace them with the following new Subparagraphs a, b, and f:
a.	During the course of this Agreement, either Party (“Receiving Party”) may receive or have access to Information owned, controlled or disclosed by the other Party (“Disclosing Party”) that it wishes to be treated confidentially. “Confidential Information” means any information or data disclosed by Disclosing Party to the Recipient that (i) if in tangible form or other media that can be converted to readable form is clearly marked as confidential, proprietary or private when disclosed or (ii) if oral or visual, is identified as confidential, proprietary or private when disclosed and is summarized in a writing so marked and delivered within ten (10) days following such disclosure.

b.	Confidential Information also includes any information, including, but not limited to data files, customer lists, correspondence and other records, and service availability, furnished to the Receiving Party orally, visually or in writing under or in contemplation of this Agreement, or to which Receiving Party has access through performance of this Agreement including, without limitation, information maintained pursuant to Section, Retention of Records of Appendix F attached hereto.
Proprietary Information
The information contained in this Agreement is not for use or disclosure outside AT&T, Supplier, their Affiliates and their third party representatives, except under written agreement by the contracting Parties.

f.	Each Party agrees that an impending or existing violation of these confidentiality provisions would cause the Disclosing Party irreparable injury for which it would have no adequate remedy at law, and agree that the Disclosing Party shall be entitled to seek immediate injunctive relief prohibiting such violation, in addition to any other rights and remedies available to it.
The terms and conditions of Agreement No. 20070105.006.C in all other respects remain unmodified and in full force and effect.
IN WITNESS WHEREOF, the Parties have caused this Amendment to Agreement No. 20070105.006.C to be executed, which may be in duplicate counterparts, each of which will be deemed to be an original instrument, as of the date the last Party signs.

StarTek, Inc.		AT&T Services, Inc.

By:	/s/ Patrick M. Hayes	By:	/s/ Richard Steadman

Printed Name: Patrick M. Hayes		Printed Name: Richard Steadman

Title: COO		Title: Director

Date: 31 Oct 07		Date: 18 October 2007
Proprietary Information
The information contained in this Agreement is not for use or disclosure outside AT&T, Supplier, their Affiliates and their third party representatives, except under written agreement by the contracting Parties.

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